Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER 2023 RESULTS,

ANNOUNCES $0.17 PER SHARE DIVIDEND

●	Revenues of $1.981 billion, net income of $80.3 million
●	Earnings per diluted share of $0.96
●	Absorption ratio 132.8%
●	Board declares cash dividend of $0.17 per share of Class A and Class B common stock
●	Strong revenues primarily driven by continued pent-up demand for new commercial vehicles, ongoing focus on national accounts and expanding technician workforce

SAN ANTONIO, Texas, October 24, 2023 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the third quarter ended September 30, 2023, the Company achieved revenues of $1.981 billion and net income of $80.3 million, or $0.96 per diluted share, compared with revenues of $1.86 billion and net income of $90.4 million, or $1.06 per diluted share, in the quarter ended September 30, 2022. In the third quarter of 2023, the Company recognized a one-time, pre-tax charge of approximately $2.5 million, or $0.02 per share, related to a fire loss at our San Antonio, Texas facility. Additionally, the Company’s Board of Directors declared a cash dividend of $0.17 per share of Class A and Class B common stock, to be paid on December 12, 2023, to all shareholders of record as of November 9, 2023.

On July 25, 2023, the Company’s Board of Directors declared a three-for-two stock split with respect to both the Company’s Class A and Class B common stock which was effected in the form of a stock dividend. On August 28, 2023, the Company distributed one additional share of stock for every two shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, held by shareholders of record as of August 7, 2023.  All share and per share data in this earnings release have been adjusted and restated to reflect the stock split as if it occurred on the first day of the earliest period presented.

“We are proud of our strong financial performance in the third quarter, which primarily resulted from continued healthy demand for new Class 8 and Class 4-7 commercial vehicles,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Additionally, though aftermarket revenues have flattened somewhat compared to previous quarters, we continued to experience strong demand from a variety of market segments we support, especially with respect to our refuse, public sector, wholesale and energy customers. As we have previously mentioned, our over-the-road customers, our largest customer segment, are being negatively impacted by high interest rates, and low freight rates. These conditions, along with rising fuel prices, which are especially difficult for small carriers to navigate, continued to escalate in the third quarter and slowed aftermarket growth across the industry. However, we maintained our strategic focus on diversifying our customer base, expanding our technician workforce and supporting large national accounts, which enabled us to offset some of the challenging market conditions that the industry faced this quarter,” he said.

“As we look to the fourth quarter, new commercial vehicle production continues to approach normal levels, and we expect demand for new commercial vehicles to remain strong through this year. We believe used truck demand and values will remain low through year end, but we feel we are well positioned to strategically manage our inventory and pricing to get through these challenges. We remain focused on adding service technicians, especially mobile service technicians, and supporting our large fleet customers throughout our network. We continue to monitor consumer spending and other economic factors impacting our over-the-road customers, including freight rates, interest rates and fuel prices. Factoring in normal seasonal softness expected late in the year, we believe our fourth quarter financial performance will be consistent with our third quarter results,” said Rush.

“It is important for me to thank our employees for their collective hard work. It was their impressive work and dedication that allowed us to have such a strong quarter in light of the current operating environment. In recognition of their hard work and dedication, I am happy to announce that in mid-December, we will be providing a one-time discretionary $1,000 bonus to all employees who are employed with us as of that date and who have been with us since October 15, 2023, or earlier. This bonus is one small way for us to express our gratitude to our employees for remaining focused on our long-term goals while providing superior service to our customers every day,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 59.0% of the Company's total gross profits in the third quarter, with parts, service and collision center revenues totaling $643.6 million, up 3.5% compared to the third quarter of 2022. The Company achieved a quarterly absorption ratio of 132.8% in the third quarter of 2023, compared to 136.2% in the third quarter of 2022.

“In the third quarter, growth in our aftermarket revenues moderated compared to earlier this year, due primarily to difficult economic conditions putting pressure on over-the-road fleets, including high interest rates, low freight rates and higher fuel cost. However, we experienced healthy demand for aftermarket parts and services from many market segments that we support, especially with respect to our refuse, public sector, wholesale and energy customers. It should be noted that year-to-date, we have added more than 150 service technicians to our network, many of them mobile service technicians, which is a key piece of our long-term strategy. Those additional technicians are already positively impacting our aftermarket revenues and we expect that these additional technicians, as well as the ones we will be hiring in the near future, will continue to positively impact our financial success going forward. In addition to expanding our technician workforce, we also were able to execute on other long-term strategic goals during the third quarter by continuing to diversify our customer base and continuing to win and support large national accounts. Our success in these strategic areas helped us to achieve strong aftermarket results in the third quarter,” said Rush.

“Moving forward, we expect that aftermarket revenues will continue to be negatively impacted by economic conditions affecting over-the-road customers, and we also believe that the industry may experience some deflation with respect to the prices of certain commodity parts. However, we also believe the diversity of our customer base, as well as our focus on operational excellence, mobile service and supporting large national fleets, will continue to help to offset some of the current industry challenges. We believe customer demand for aftermarket services will remain steady and that our aftermarket results in the fourth quarter will be similar to the third quarter with slight adjustments caused by normal seasonal softness through the winter months, and fewer working days in the fourth quarter,” Rush said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 68,010 units in the third quarter of 2023, up 0.1% over the third quarter of last year, according to ACT Research. The Company sold 4,326 new Class 8 trucks in the third quarter, an increase of 3.0% compared to the third quarter of 2022, which accounted for 6.1% of the new U.S. Class 8 truck market and 2.1% of the new Canadian Class 8 truck market.

“Several economic factors, including the ongoing decline in freight rates, low spot rates, escalating fuel prices and high interest rates, continued to impact smaller carriers in the third quarter. However, we experienced healthy demand for new commercial vehicles due to limited truck production over the past few years. In the third quarter, we were still operating within the confines of truck allocation, but new truck production continued to improve, resulting in significantly shorter lead times for new truck purchases,” said Rush.

“As we look ahead, due in part to the strategic decision we made many years ago to diversify our customer base, we are confident that we can effectively navigate the current freight environment and other economic factors that are negatively impacting our industry at this time. In addition, we believe our fourth quarter Class 8 new truck sales results will be consistent with our third quarter results,” Rush added.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 65,683 units in the third quarter of 2023, up 9.1% compared to the third quarter of last year, according to ACT Research. The Company sold 3,244 new Class 4 through 7 medium-duty commercial vehicles in the third quarter of 2023, an increase of 0.7% compared to the third quarter of 2022, representing 4.8% of the new U.S. Class 4 through 7 commercial vehicle market and 2.3% of the new Canadian Class 5 through 7 commercial vehicle market.

“In the third quarter, we experienced continued solid widespread demand for new Class 4-7 commercial vehicles. While the manufacturers we represent continue to increase production of medium-duty commercial vehicles, production still remains limited, and there is still significant demand caused by the production constraints of the past few years,” Rush said.

“Looking ahead, we are closely monitoring consumer spending and other economic conditions that may impact demand for new Class 4-7 vehicles. Further, some truck body companies continue to have difficulty keeping pace with build rates, which may negatively impact certain commercial vehicle deliveries in the fourth quarter. However, with the continued pent-up demand for new Class 4-7 vehicles, we believe our fourth quarter performance will align with our third quarter results,” said Rush.

The Company sold 1,797 used commercial trucks in the third quarter of 2023, an increase of 1.9% over the third quarter of 2022. “With an increased supply of used trucks, soft freight rates, high interest rates and tightening credit conditions, our industry experienced continued weak demand for used trucks in the third quarter. Further, used truck values continued to decline at an accelerated rate, though the rate of decline in used truck values continued to decrease in the third quarter. As we look ahead, with increases in new truck production and low freight rates expected to continue, we believe used truck demand and values will remain low through the fourth quarter. That said, due to strategic inventory management that has us at lower-than-normal levels and the breadth and diversification of our used truck product mix, we believe we are well positioned to navigate these challenging market conditions. Factoring in expected seasonal slowness, we expect our fourth quarter used truck sales to be fairly consistent with our third quarter results,” Rush said.

Leasing and Rental

Rush Truck Leasing operates 57 PacLease and Idealease franchises across the United States and Canada with more than 10,000 trucks in its lease and rental fleet and more than 2,000 trucks under contract maintenance agreements. Lease and rental revenue increased 4.4% in the third quarter of 2023 compared to the third quarter of 2022.

“In the third quarter, we experienced healthy demand for leased vehicles, resulting in strong financial results from our leasing and rental operations. Rental utilization rates have declined to what we consider normal levels, and we expect them to remain solid through the fourth quarter. While the age of our fleet may cause operating costs to increase somewhat, we are confident that our leasing and rental business will remain strong through the end of this year,” Rush said.

Financial Highlights

In the third quarter of 2023, the Company’s gross revenues totaled $1.981 billion, a 6.2% increase from gross revenues of $1.86 billion reported for the third quarter of 2022. Net income for the third quarter was $80.3 million, or $0.96 per diluted share, compared to net income of $90.4 million, or $1.06 per diluted share, in the third quarter of 2022. In the third quarter of 2023, the Company recognized a one-time pre-tax charge of approximately $2.5 million, or $0.02 per share, related to a fire loss at our San Antonio, Texas facility.

Aftermarket products and services revenues were $643.6 million in the third quarter of 2023, compared to $622.1 million in the third quarter of 2022. The Company delivered 4,326 new heavy-duty trucks, 3,244 new medium-duty commercial vehicles, 425 new light-duty commercial vehicles and 1,797 used commercial vehicles during the third quarter of 2023, compared to 4,200 new heavy-duty trucks, 3,223 new medium-duty commercial vehicles, 608 new light-duty commercial vehicles and 1,763 used commercial vehicles during the third quarter of 2022.

During the third quarter of 2023, the Company repurchased $43.5 million of its common stock, paid a cash dividend of $13.9 million and ended the quarter with $192.0 million in cash and cash equivalents.

“We are proud of our strong financial results this quarter, which allowed us to continue to return value to shareholders, as illustrated by our strong earnings, quarterly dividends and our stock repurchase program. By remaining focused on operational excellence, as well as our strategic initiatives, we were able to continue to achieve strong financial results and invest in our Company’s future while maintaining a strong cash position and balance sheet,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Wednesday, October 25, 2023, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at http://investor.rushenterprises.com/events.cfm.

Participants may register for the call using the link:

https://register.vevent.com/register/BI871ba5a8c1d1424487bdb81aa6219ab7

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at

http://investor.rushenterprises.com/events.cfm.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2022. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$191,988	$201,044
Accounts receivable, net	263,480	220,651
Inventories, net	1,671,623	1,429,429
Prepaid expenses and other	18,690	16,619
Total current assets	2,145,781	1,867,743
Property and equipment, net	1,474,662	1,368,594
Operating lease right-of-use assets, net	107,406	102,685
Goodwill, net	416,420	416,363
Other assets, net	73,784	65,681
Total assets	$4,218,053	$3,821,066

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,121,490	$933,203
Current maturities of long-term debt	104,778
Current maturities of finance lease obligations	36,128	29,209
Current maturities of operating lease obligations	15,892	15,003
Trade accounts payable	177,142	171,717
Customer deposits	102,900	116,240
Accrued expenses	161,786	163,302
Total current liabilities	1,720,116	1,428,674
Long-term debt, net of current maturities	202,824	275,433
Finance lease obligations, net of current maturities	103,513	93,483
Operating lease obligations, net of current maturities	93,193	89,029
Other long-term liabilities	23,856	19,455
Deferred income taxes, net	155,468	151,970
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2023 and 2022	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 62,053,249 Class A shares and 17,989,388 Class B shares outstanding in 2023; and 63,518,042 Class A shares and 18,124,627 Class B shares outstanding in 2022	804	572
Additional paid-in capital	533,648	500,642
Treasury stock, at cost: 266,519 Class A shares and 105,924 Class B shares in 2023; and 1,626,777 Class A shares and 1,112,446 Class B shares in 2022	(16,169)	(130,930)
Retained earnings	1,385,646	1,378,337
Accumulated other comprehensive income	(4,317)	(4,130)
Total Rush Enterprises, Inc. shareholders’ equity	1,899,612	1,744,491
Noncontrolling interest	19,471	18,531
Total shareholders’ equity	1,919,083	1,763,022
Total liabilities and shareholders’ equity	$4,218,053	$3,821,066

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Revenues
New and used commercial vehicle sales	$1,235,767	$1,142,201	$3,648,286	$3,176,175
Parts and service sales	643,623	622,130	1,942,979	1,763,691
Lease and rental	89,466	85,688	264,681	237,561
Finance and insurance	6,317	7,639	19,077	22,919
Other	5,567	6,628	20,536	18,383
Total revenue	1,980,740	1,864,286	5,895,559	5,218,729
Cost of products sold
New and used commercial vehicle sales	1,113,294	1,045,658	3,287,998	2,875,057
Parts and service sales	410,935	378,748	1,216,441	1,080,240
Lease and rental	62,106	58,482	184,098	162,378
Total cost of products sold	1,586,335	1,482,888	4,688,537	4,117,675
Gross profit	394,405	381,398	1,207,022	1,101,054
Selling, general and administrative expense	257,132	242,609	770,631	692,383
Depreciation and amortization expense	15,872	13,961	44,731	41,545
Gain on sale of assets	220	2,209	596	2,433
Operating income	121,621	127,037	392,256	369,559
Other (expense) income	133	(215)	2,384	22,182
Interest expense, net	14,194	6,275	37,415	10,662
Income before taxes	107,560	120,547	357,225	381,079
Provision for income taxes	26,926	29,884	87,277	87,290
Net income	80,634	90,663	269,948	293,789
Less: Net income attributable to noncontrolling Interests	356	287	940	733
Net income attributable to Rush Enterprises, Inc.	$80,278	$90,376	$269,008	$293,056

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$0.99	$1.09	$3.30	$3.51
Diluted	$0.96	$1.06	$3.19	$3.41

Weighted average shares outstanding:
Basic	81,229	82,848	81,629	83,401
Diluted	83,987	85,313	84,251	86,045

Dividends declared per common share	$0.17	$0.14	$0.45	$0.39

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2023	September 30, 2022
New heavy-duty vehicles	$756,071	$688,289
New medium-duty vehicles (including bus sales revenue)	332,860	284,068
New light-duty vehicles	25,684	30,532
Used vehicles	109,114	131,537
Other vehicles	12,038	7,775

Absorption Ratio	132.8%	136.2%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2023	September 30, 2022
Floor plan notes payable	$1,121,490	$935,785
Current maturities of long-term debt	104,778	─
Current maturities of finance lease obligations	36,128	28,165
Long-term debt, net of current maturities	202,824	307,065
Finance lease obligations, net of current maturities	103,513	82,613
Total Debt (GAAP)	1,568,733	1,353,628
Adjustments:
Debt related to lease & rental fleet	(443,095)	(413,566)
Floor plan notes payable	(1,121,490)	(935,785)
Adjusted Total Debt (Non-GAAP)	4,148	4,277
Adjustment:
Cash and cash equivalents	(191,988)	(219,519)
Adjusted Net Debt (Cash) (Non-GAAP)	$(187,840)	$(215,242)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2023	September 30, 2022
Net Income attributable to Rush Enterprises, Inc. (GAAP)	$367,334	$361,695
Provision for income taxes	117,229	109,099
Interest expense	45,877	11,866
Depreciation and amortization	58,851	54,615
Gain on sale of assets	(618)	(2,708)
EBITDA (Non-GAAP)	588,673	534,567
Adjustments:
Interest expense associated with FPNP and L&RFD	(46,806)	(6,690)
Adjusted EBITDA (Non-GAAP)	$541,867	$527,877

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2023	September 30, 2022
Net cash provided by operations (GAAP)	$322,469	$166,701
Acquisition of property and equipment	(356,896)	(220,102)
Free cash flow (Non-GAAP)	(34,427)	(53,401)
Adjustments:
Draws on floor plan financing, net	185,065	553,646
Payments on L&RFD	(17,403)	(146,800)
Cash used for L&RF purchases	248,797	145,664
Non-maintenance capital expenditures	29,815	20,748
Adjusted Free Cash Flow (Non-GAAP)	$411,847	$519,857

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2023	September 30, 2022
Total Rush Enterprises, Inc. Shareholders' equity (GAAP)	$1,899,612	$1,676,019
Adjusted net debt (cash) (Non-GAAP)	(187,840)	(215,242)
Adjusted Invested Capital (Non-GAAP)	$1,711,772	$1,460,777

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.